Exhibit 10.3

Execution Version

Ayala-Oncology Israel Ltd.

October 18, 2022

Roni Mamluk, Ph.D.

By Email

Dear Roni:

Reference is made to that certain Agreement and Plan of Merger among Advaxis, Inc. (“Advaxis”), Ayala Pharmaceuticals, Inc. (“Ayala”) and Doe Merger Sub, Inc., dated as of even date herewith (the “Merger Agreement”) and to that certain Employment Agreement between you and Ayala-Oncology Israel Ltd. (the “Company”) dated as of January 1, 2020 (the “Employment Agreement”).

You and the Company have agreed that your employment will terminate as of immediately following the Effective Time (as defined in the Merger Agreement). Effective as of the Effective Time, you will be deemed to resign from all corporate, board, and other offices you hold with the Company and its affiliates.

Following the termination of your employment as of immediately following the Effective Time and subject to your timely execution (and non-revocation) of a Waiver and Release Agreement that will be provided to you under separate cover, the Company will pay to you the Special Termination Benefits (as defined in the Employment Agreement), consisting of a cash payment equal to the sum of your annual salary and your target annual bonus and accelerated vesting of all unvested equity awards of Ayala, its successor or a parent entity thereof held by you as of immediately following the Effective Time (the “Accelerated Unvested Awards”). Notwithstanding any contrary terms of your Employment Agreement, the cash portion of the Special Termination Benefits will be paid to you in substantially equal installment payments in accordance with the normal payroll practices of the Company over the 12 month period beginning on the Effective Time, subject to applicable withholdings.

You agree that, notwithstanding the foregoing, you will not lend, offer, pledge, sell, contract to sell, sell or grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (“Transfer”), any shares of Ayala common stock or other equity securities into which such shares may be converted (including shares of common stock of Advaxis), in any case, acquired by you under the Accelerated Unvested Awards (“Shares”) during the 12 month period beginning at the Effective Time, other than for the purposes of paying any applicable taxes or exercise price associated with the exercise, vesting or settlement of the Accelerated Unvested Awards or as authorized in writing by Ayala. Any attempted Transfer of Shares in violation of this paragraph will be null and void. Ayala will not be required to (a) recognize on its books any Transfers in violation of this paragraph or (b) treat as owner of a Share any purchaser or other transferee to whom a Share has been Transferred in violation of this paragraph. To ensure compliance with the requirements of this paragraph, Ayala may issue “stop transfer” instructions to its transfer agent, if any, or make notations to the same effect in its records, in each case, as Ayala determines to be necessary or appropriate. Ayala is an intended third-party beneficiary of this paragraph. For purposes of this paragraph, “Ayala” shall be deemed to refer to Ayala and any successor thereto, including Advaxis.

Very truly yours,

/s/ David Sidransky
Ayala Pharmaceuticals, Inc.
Name: Dr. David Sidransky
Title: Chairman of the Board of Directors

Confirmation

I acknowledge receipt of the above letter and my agreement with its terms

/s/ Roni Mamluk
Roni Mamluk, Ph.D.

Date: October 18, 2022